Separation Agreement and Release

This Separation Agreement and Release entered into this 28th day of September, 1999, is made by and between Inso Corporation (Inso Corporation, and all of its subsidiaries and affiliates, shall be collectively referred to herein as "the Company") and Steven R Vana-Paxhia ("the Executive"), and constitutes the parties' agreement with respect to the termination of the Executive's employment with the Company.

1.	The Executive voluntarily resigns as an officer of the
Company effective April 1, 1999, ("the Resignation Date") and as an employee of the Company on April 1, 2001 ("the
Termination Date") except as described in paragraph 2.

2.	During the period between the Resignation Date and the
Termination Date ("the Interim Period"), the Executive shall perform any special assignments reasonably requested by the Chief Executive Officer or the Chief Operating Officer at reasonable times and places mutually agreeable to the parties. It is the intention of the parties that such special assignments would not unreasonably interfere with any future employment the Executive may undertake with an employer other than the Company. Between April 1, 1999 and April 1, 2001, the Executive or his or her estate shall be paid at an annualized rate of $258,000 - his base salary as in effect on April 1, 1999 - (reduced by any amounts received under any disability insurance program, or other income replacement program available through the Company) in accordance with the Company's normal and customary pay practices for executive employees, subject to all applicable federal and state income, payroll, and other applicable tax withholding ("Base Salary").
Additionally, the Executive shall be reimbursed for reasonable expenses, as determined by the Company, related to the services requested by the Chief Executive Officer or the Chief Operating Officer during the Interim Period. The Executive shall also be reimbursed for other reasonable parking and telephone expenses, as determined by the Company, during the Interim Period.

3.	Between April 1, 1999 and April 1, 2001 and subject to
the exceptions noted below, Executive and his family shall be entitled to continue his or their participation in the Company's medical, dental, and vision care benefit plans to the same extent, and under the same conditions, that he may be a participant in such plans on April 1, 1999 regardless of the intervening death of Executive; provided however, such participation shall cease on the earlier of: (a) April 1, 2001, and (b) the last day of the month in which he or she may be covered by any plan, program or arrangement, sponsored by another employer offering substantially equivalent coverage. Additionally, from April 1, 1999 to April 1, 2001, the Executive shall be entitled to continue his or her participation in the Company's 401K plan (including employer match).

4.	On April 1, 2001, Executive shall be eligible to continue
medical, dental, and vision care benefits under the provisions of COBRA, and he will be notified of his COBRA rights at that time.

5.	Executive's participation in Company benefit plans,
programs, and arrangements not enumerated in paragraph 3 above shall be governed by their terms. Executive's entitlement to further vacation, sick leave and other paid time off shall cease on the Resignation Date. Earned but unused vacation shall be paid to him with the next regular payroll cycle following the Resignation Date.

6.	Between April 1, 1999 and April 1, 2001, previously
granted, but unexercised stock options held by Executive for the purchase of stock of the Company and restricted shares shall continue to vest, and shall be subject to rules regarding exercise, as if the Executive were still an active employee of the Company, and all rights of an option holder which may arise on a change of control of the Company shall continue to accrue to the Executive during such time period.

7.	On December 16, 1997, the Company lent the Executive
$479,997.25 (the "Principal Amount") pursuant to a Secured Promissory Note (the "Share Loan"), which Loan Amount the Executive used to purchased 46,829 shares of the Company's common stock (the "Purchased Shares") at a price per share of $10.25. Currently, the market value of the Purchased Shares is less than the sum of the Principal Amount plus accrued interest. It is the intention of the parties, and the parties hereby agree, that the Share Loan remain outstanding, and payment of interest deferred, until as late as the maturity date of December 16, 2002 ("Maturity Date"), notwithstanding the expiration of this Agreement, so that the Executive may delay in repaying the Share Loan until such such time prior to the Maturity Date - if ever
- that the market value of the Purchased Shares equals or exceeds the sum of the Principal Amount plus accrued interest. Further, in order to mitigate the potential economic impact to the Executive arising from the Share Loan, the parties agree that, should the closing price per share of the Company's common stock never average the sum of (1) $10.25 and (2) the Per-Share Adjusted Accrued Interest (collectively, "the Put Price Per Share") for at least thirty (30) consecutive calendar days prior to the Maturity Date, then on the Maturity Date the Company shall pay to the Executive an amount equal to the difference between (a) the Principal Amount plus accrued interest;
and (b) the product of the closing price per share of the Company's common stock on the Maturity Date and 46,829.
For example, if the highest the Put Share Price ever averages for at least thirty (30) consecutive calendar days prior to the Maturity Date is $8.00 per share, the closing price per share of the Company's common stock on the Maturity Date is $7.00 per share, and the sum of the Principal Amount plus interest on the Maturity Date equals $627,803, then on the Maturity Date the Company would pay the Executive $300,000 (i.e., $627,803 - $327,803). "Per-
Share Adjusted Accrued Interest" shall mean the quotient of (1) the cumulative interest then due pursuant to the Share Loan, less a pro-forma income tax benefit of 31.6%, and (2) 46,829.

8.	The Company shall reimburse the executive for reasonable
legal fees incurred by the Executive in connection with this Agreement, up to $12,500.

9.	Anything contained in paragraphs 15 and 16
notwithstanding, the Company and Executive shall continue to be bound by the Non-Disclosure Agreement executed by Executive on October 4, 1996, which Agreement is incorporated herein by reference.

10.	Beginning on the date of this Agreement and continuing
through the date that is two (2) years after the Termination Date, the Executive will not attempt to hire or hire, or attempt to solicit or solicit, any employee of the Company, or assist in such hiring by anyone else, to work as an employee or independent contractor, with, or otherwise provide services to, any business directly or indirectly competitive with the Company's business. Notwithstanding the foregoing, the Executive will not be considered to be in violation of this Agreement if he complies with a request to provide a written or oral reference for someone seeking employment where this conduct would otherwise be considered to violate the provisions of this paragraph.

11.	Beginning on the date of this Agreement and continuing
through the date that is two (2) years after the Termination Date, absent the Company's prior written approval, the Executive shall not provide services, either as a contractor, employee or otherwise, for any of the following companies or their parents, subsidiaries or affiliates: (a) Vignette, (b) Broadvision, (c) Interwoven,
(d) ExpressRoom, (e) FutureTense, (f) Allaire, (g)
NetObjects, (h) Dreamweaver, (i) Documentum; (j)
Interleaf, or (k) any division or operating unit of Oracle engaged in direct or indirect competition with the Company. Executive agrees and understands that if he is to breach of any Provision of Paragraphs 10 or 11 of this Agreement, in addition to all other remedies available to the Company in law and in equity, the Company shall be entitled to: (a) discontinue any of its obligations under this Agreement; and (b) obtain a Court Order enforcing the provision(s) which Executive has breached.

12.	From and after the date of this Agreement, the Executive
shall continue to be entitled to indemnification as an "Officer" of the Company in accordance with Article V of the Company's By-laws as in effect as of the date of this Agreement notwithstanding any subsequent amendment to such By-laws. The term "Officer" shall have the meaning set forth in Article V of the Company's By-laws.

13.	Executive agrees to return to the Company prior to the
Resignation Date all Company
	property including, but not limited to, vendor, supplier, and any other business or mailing lists, reports, files, memoranda, records and software, credit cards, desk or file keys, computer access codes or disks, and Company manuals. Executive further agrees that he will not retain any copies, duplicates, reproductions or excerpts of such property. Notwithstanding this paragraph, the Executive may retain his laptop computer.

14.	Executive acknowledges that the Company will include a copy
of this Agreement as an exhibit to its Form 10-Q for the fiscal quarter ending October 31, 1999. Until such time as the Company includes a copy of this Agreement as an exhibit to its Form 10-Q, the Executive and Company represent and agree that they and their agents and representatives shall keep completely and strictly confidential the terms of this Agreement and any settlement negotiations that occurred in connection with this Agreement, except that (1) the Executive may disclose said information to his legal advisors, financial advisors and spouse (including the spouse's legal counsel) providing that the Executive informs these persons of the confidentiality restriction and they agree to be bound by it; (2) the parties may disclose said information if agreed in writing by authorized agents of both parties; (3) as required by law;
(4) in order to rebut any material misstatement by the other party. In the event that either party seeks to disclose the confidential information pursuant to (3) or
(4) above, that party will give the other party at least ten (10) days advance written notice to provide an opportunity to contest disclosure. Notwithstanding the foregoing, Executive may inform third parties of his obligations under paragraph 10 without violating this paragraph 14.

15.	In exchange for the consideration provided in this
Agreement, to which Executive acknowledges and agrees he is not otherwise entitled, Executive for himself and on behalf of his heirs, executors, administrators and assigns, hereby remises, releases and fully discharges the Company and, to the extent applicable, its present, former, and future parent companies, subsidiaries and affiliates, and the officers, directors, employees, agents, successors and assigns of each of them ("the Released Parties") of and from any and all claims, rights and causes of action of all nature known, unknown, past, present, now foreseeable or unforeseeable, which he has or may have, in any way arising out of, connected with or related to Executive's employment with any of the Released Parties, the termination thereof or based upon information made known to Executive during employment with any of the Released Parties. This Release shall include, but not be limited to, any claims, damages, rights and causes of action for wrongful discharge, breach of contract, discrimination or retaliation under any federal, state or local laws, rules, orders or regulations including but not limited to, the Age Discrimination in Employment Act, Title VII the Civil Rights Act of 1964, 42 U.S.C. Sec. 200 et. seq., the Massachusetts Civil Rights Act, M.G.L.c. 12 Sec. 11H and 11I, the Massachusetts Fair Employment Practices Act, M.G.L.c. 151b, Sec. 1 et. seq., the Americans with Disabilities Act, 29 U.S.C. Sec. 12101 et. seq., and the Massachusetts Equal Rights Act, c.93, Sec. 102. This Release shall also include, but not be limited to, all claims, rights and causes of action for costs, attorney's fees, bounties, or percentage of awards or settlements which Executive may assert against or which may be asserted against the Company by others on Executive's behalf, or against any of the Released Parties. Executive and the Company intend and agree that this Release is to be a broad Release to apply to any relief or cause of action, to the extent permitted by law, no matter what it is called, and shall include, but not be limited to, claims, rights or causes of action for wages, benefits, bonuses, fines, back pay, share of awards, compensatory damages, and punitive damages; however, nothing in this Release shall be construed to bar claims for alleged breaches of this Agreement.

16.	The Company, on its behalf, and to the extent applicable,
on behalf of its present, former and future parent companies, subsidiaries and affiliates, and officers, directors, agents, successors and assigns of each of them hereby remises, releases, and fully discharges Executive of and from all claims, demands, causes of action, damages and expenses, of any and every nature whatsoever, known or unknown by the Company, past or present as a result of actions, omissions or events occurring through the date of this Agreement in connection with his employment with the Company; however, nothing in this Release shall be construed to bar claims for alleged breaches of this Agreement.

17.	Executive will not disparage or discuss the Company or its
agents, officers, servants or employees in a derogatory manner. Executive will at all times state, if asked, that the Company was and is a reputable company during his or her employment with the Company and that he or she was proud to have been associated with it. The Company will not disparage or discuss the Executive in a derogatory manner and will at all times state if asked, that the Executive conducted himself or herself honorably and is a reputable person.

18.	The Executive herein represents that he has not filed any
complaints, charges or claims for relief against the Released Parties with any local, state, or federal court or administrative agency which currently are outstanding.

19.	The payment by the Company of the consideration referred to
herein is not, and shall not be deemed, an admission of responsibility or liability by any of the Released Parties.

20.	Executive acknowledges that he has been given twenty-one
(21) days to consider this Agreement and has been advised to consult with, and has in fact consulted with, an attorney before signing.

21.	This Agreement shall become effective on the eighth (8th)
day following the date on which it is signed by Executive.
Executive may revoke this Agreement in the seven-day period following the date on which the Executive signs the Agreement by submitting a written revocation to the Company. Any payments due under this Agreement shall not be paid until the Effective Date of this Agreement, except as otherwise agreed.

22.	Executive acknowledges that:

-He was advised to consult with an attorney to review this Agreement prior to signing it, did consult with an attorney, and was given a chance to refuse to sign this Agreement.

-He has read and understands this Agreement and understands fully its final and binding effect.

-None of the Released Parties had made any statements, promises or representations not set forth in this Agreement, and Executive has not relied on any such statements, promises or representations.

-He has voluntarily signed this Agreement with the knowledge and understanding and full intention of releasing the Released Parties as set forth above.

23.	This Agreement is binding upon and shall inure to the benefits of the parties hereto and their respective assigns, successors, heirs and personal representatives; provided however that the Executive may not assign any rights or duties it may have hereunder without prior written consent of the Company.

24.	If any provision of this Agreement is judicially
determined to be invalid or unenforceable as written, then such provision shall, if possible, be modified and reformed to the degree necessary to render it valid and enforceable. Any such invalidity or unenforceability of any provision shall have no effect on the remainder of this Agreement which shall remain in full force and effect. The parties agree that each Party and the attorney(s) for each Party to this Agreement have negotiated, prepared, and reviewed this Agreement and, accordingly, the normal rule of construction (to the effect that any ambiguities are to be resolved against the drafting Party) will not be employed in any interpretation of this Agreement.

25.	This Agreement is to be governed and will be construed as
a sealed instrument under and in accordance with the laws of the Commonwealth of Massachusetts. If any dispute or disagreement arises between the parties relating to the terms of this Agreement, the parties shall attempt to mediate their differences through the offices of J.A.M.S./Endispute. If mediation does not resolve the dispute, the parties agree to binding arbitration with J.A.M.S./Endispute. The parties shall abide by and perform any arbitration award and such award shall be entered as a judgement by any court having jurisdiction thereof.

26.	This Agreement, together with the document incorporated
herein by reference, constitutes the
entire agreement between the parties hereto and supersedes all prior and contemporaneous negotiations, representations, understandings and agreements, whether written or oral. Without limitation, the parties acknowledge that the Management Retention
Agreement, by and between Inso and the Executive is terminated and is of no further force and effect.


IN WITNESS WHEREOF, the Company and Executive have entered into this Agreement on the date first above written.

Inso Corporation


	By:   /s/ Jonathan Levitt                  /s/ Steven R. Vana-Paxhia
         -----------------------                -------------------------
	        Jonathan Levitt	                       Steven R. Vana-Paxhia
	        Secretary